EXHIBIT 10.1

THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 14th day of March, 2007, by and between INDUSTRIAL ENTERPRISES OF AMERICA, INC., a Nevada corporation, with an office for the conduct of its business at 711 Third Ave, Suite 1505, New York, New York 10017 (the "Company"), and ROBERT D. REDMOND, an individual residing at 2321 Ridgewood Drive, El Dorado, Arkansas 71730 (the "Executive").

WHEREAS, the Company desires to employ the Executive as President of Pitt Penn Oil Co., LLC and as Executive Vice President of the Company, and the Executive desires to be employed by the Company in such capacities; and

WHEREAS, the parties hereto desire to enter into an agreement of employment mutually beneficial to said parties, and for the purpose of defining the rights, duties and obligations of each of the parties hereto.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of Section 12 of this Agreement, Executive's employment shall be for a period of three (3) years, commencing on April 1, 2007. Both parties will meet 90 days prior to the expiration of this Agreement to discuss a contract extension.

3. Executive's Position, Duties and Authority.

3.1 Position. The Company shall employ the Executive, and the Executive shall serve as President of Pitt Penn Oil Co., LLC and as Executive Vice President of the Company.

   3.2 Description. The Executive shall perform such duties and responsibilities on a full time basis as shall be reasonably assigned to the Executive by the Chief Executive Officer of the Company or his designee, and which are customarily incident to the day-to-day operations of the Company’s manufacturing facilities.

3.3 Authority. At all times during the Term, the Executive shall report directly to the CEO of the Company.

4. Services.

4.1 General. The Executive shall devote sufficient business time, labor, skill and energy to the business and affairs of the Company and to the duties and responsibilities referred to in Section 3.2 of this Agreement.

   4.2 Opportunities; Investments. The Executive covenants and agrees that, during the Term, he shall inform the Company of each business opportunity related to the business of the Company or any of the Company's subsidiaries or affiliates of which he becomes aware and that he will not, directly or indirectly, exploit any such opportunity for his own account.

5. Location of Employment. Unless the Executive consents otherwise in writing, the principal location for the performance of his duties hereunder shall be in Creighton, Pennsylvania.

6. Base Salary/Bonuses and Relocation.

   6.1 Base Salary. Beginning April 1, 2007, the Company shall, during the continuance of the Executive's employment hereunder, pay to the Executive, and the Executive agrees to accept, in consideration of his services, a salary (the "Base Salary") at a rate of TWO HUNDRED SEVENTY-FIVE THOUSAND AND NO/100THS DOLLARS ($275,000.00) per year. Such salary shall be payable in accordance with the Company's normal payroll practices, so long as the Executive's employment continues as provided by this Agreement. Each calendar year thereafter, such annual Base Salary shall be reviewed by the Board of Directors and such annual base salary shall increase by an amount not less than the increase in the Consumer Price Index as published by the U.S. Government multiplied by the then existing base salary.

6.2 Bonuses. Commencing with the Term of this Agreement, each year the Executive shall be eligible to a discretionary annual bonus (a “Bonus”), payable within ninety (90) days after the end of the fiscal year in an amount to be determined by the Board of Directors in consideration for the Executive's performance.

6.3 Relocation. The Executive shall be entitled to receive a full relocation package to the Creighton, Pennsylvania area including six (6) months of temporary living expenses.

7. Stock Grants and Options.

7.1 Stock Grants. Commencing with the Term of this Agreement, the Executive shall receive 10,000 restricted shares of Common Stock of the Company. On each of April 1, 2008 and April 1, 2009, the Executive shall receive 10,000 additional shares of the Company’s Common Stock.

7.2 Stock Options. Commencing with the Term of this Agreement, the Executive shall receive the following options (collectively, the "Stock Options") to purchase shares of the Company's Common Stock as provided below:

(a) Stock Options to purchase 100,000 shares of the Company’s Common Stock at $6.05 per share which shall vest 1/3 each year over a three (3) year period pursuant to the Company’s 2004 Stock Option Plan.

(b) Each calendar year the Board of Directors will review option grants and if decided by the Board of Directors, additional Stock Options will be issued to purchase shares of the Company's Common Stock.

8. Deductions. The Company shall, in accordance with applicable law, deduct from the Base Salary and all other cash amounts payable to the Executive by the Company under the provisions of this Agreement, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive, all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are required by law to be charges on the compensation of the Executive or charges on cash benefits payable by the Company hereunder to his estate, legal representatives or other beneficiary.

9. Expenses; Vacation. The Company shall reimburse the Executive, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other business expenses as shall be incurred by him in the performance of his duties hereunder. During the Term of this Agreement, the Executive shall be entitled to twenty (20) days vacation annually with pay at the compensation in effect when the vacation is taken.

10. Benefits and Additional Benefits.

10.1 Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Company now existing or hereafter established, on terms no less favorable than those made available to other senior executives of the Company.

10.2 Additional Benefits. The Company shall provide the following additional benefits:

  (a) The Executive shall be entitled to receive such other benefits or rights as may be provided under any employment benefit plan provided by the Company that is now or hereafter will be reflected, including participation in life, medical, disability and dental insurance plans at no cost.

  (b) The Executive shall have the choice to have the Company lease a car at Executive’s discretion (i.e., Mercedes, BMW, Lexus) or receive $750.00 per month as a car allowance. The Company shall pay all applicable insurance, maintenance, parking fees, and all associated costs.

11. Confidential Information. All records, papers, models, programs and other documents and those kept or made by the Executive relating to the business or affairs of the Company, the Company's subsidiaries or affiliates, or any of the clients or customers of such entities shall be and remain the property of the Company, and to the-extent available shall be delivered by the Executive to the Company as may required, upon the expiration or earlier termination of the Executive's employment by the Company.

12. Termination.

12.1 Reasons for Termination. Notwithstanding the provisions of Sections 1 and 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Board of Directors of the Company upon the occurrence of any of the following events:

    12.1.1 The death of the Executive; or

   12.1.2 For cause, which shall be if the Executive is convicted of a felony criminal offense or the commission of an act of fraud on the Company.

12.2 Consequences of Termination of this Agreement under Section 12.

   (a) In the event that this Agreement is terminated in accordance with Section 12.1.1 above, the Executive, his estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, all accrued but unpaid Base Salary and any unpaid Bonus in respect of a fiscal year ended prior to the Executive's death, and upon payment of said sums the Company shall have no further obligations or liabilities to the Executive hereunder. All outstanding stock options are considered part of the estate of the Executive.

(b) In the event that this Agreement is terminated in accordance with Section 12.1.2 above, the Company shall have no further obligations or liabilities to the Executive hereunder.

  13. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

   (i) If to the Executive:

Robert D. Redmond
2321 Ridgewood Drive
El Dorado, Arkansas 71730

(ii) If to the Company:

Industrial Enterprises of America, Inc.
711 Third Avenue
    Suite 1505
New York, NY 10017

14. General.

14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

14.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties, except as specifically provided herein. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof.

14.4 Successors and Assigns. This Agreement, and the Executive's rights and obligations hereunder, may be assigned by the Executive to a personal services company so long as such personal services company executes a contract similar to this one that provides the service of the Executive to the Company. The Executive may designate one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company's assets or business or otherwise, as fully as if such successor were a signatory hereto, and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder.

   14.5 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without consent in writing of the parties hereto. However, in the event that the Company issues an Employee Directive which amends or modifies any policy specifically identified and incorporated into this Agreement, such policy automatically shall be deemed included as part of this Agreement without further consideration other than the continued performance of this Agreement's material terms by the Company. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Company. The Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to the Company (and any applicable insurance company) to such effect.

14.7 Further Assurances. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

   14.8 Ability to Fulfill Obligations. Neither the Company nor the Executive is a party to or bound by any agreement which would be violated by the terms of this Agreement.

   14.9 Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

   14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

14.11 Survival of Certain Provisions. The provisions of Sections 10, 11, and 12 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

14.12 Arbitration of Disputes. Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in the City and State of New York by and pursuant to the rules then prevailing of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties. If the Executive is the prevailing party on any issue in any such arbitration proceeding, he shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by him.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

INDUSTRIAL ENTERPRISES OF AMERICA, INC.

By:  /s/ John Mazzuto
Name:  John Mazzuto
Title:  Chief Executive Officer and President

By: /s/ Robert D. Redmond
Name: Robert D. Redmond